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                                                                   EXHIBIT 99.1

                     FIRST NATIONAL BANK OF OSCEOLA COUNTY
                            920 NORTH BERMUDA AVENUE
                            KISSIMMEE, FLORIDA 34741
                                 (407) 843-3800

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON _________, 2000

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of First National Bank of Osceola County ("Bank") will be held at
__________________ on ________, ________, 2000, at _____ a.m. local time, for the following purposes:

1. Approve Agreement to Merge. To consider and vote upon a proposal to approve the Agreement to Merge ("Agreement") by and between First National Bank of Osceola County ("Bank"), Centerstate Banks of Florida, Inc. ("Centerstate") and First Interim National Bank of Osceola County ("Interim"), which provides for the reorganization of the Bank into a holding company structure, pursuant to
(i) the acquisition of the Bank by Centerstate by means of a merger of the Bank with and into Interim, and (ii) the conversion of each of the issued and outstanding shares of common stock of the Bank into the right to receive 2.00 shares of common stock of Centerstate, all as more fully described in the accompanying Proxy Statement/Prospectus.

2. Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on ___________, 2000 are entitled to notice of, and to vote at, the Special Meeting.

         A shareholder who either (i) votes against the approval of the Agreement or (ii) gives written notice to the Bank, at or prior to the Special Meeting, that he or she dissents from the Agreement, will be entitled to payment in cash of the value of the shares held by such shareholder. However, the Board of Directors reserves the right to terminate and not consummate the Merger if the number of shares purporting to dissent from the Merger makes the Merger inadvisable.

         Your attention is directed to the attached Proxy Statement.

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE HOLDING COMPANY FORMATION.

                                            By Order of the Board of Directors




Kissimmee, Florida                          James H. White
_____________, 2000                         Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF BANK COMMON STOCK IS REQUIRED FOR APPROVAL OF THE HOLDING COMPANY FORMATION.